Exhibit 8.1

October 25, 2022

Zura Bio Limited

3rd Floor

1 Ashley Road

Altrincham

WA14 2DT

United Kingdom

Attention: Oliver Levy

Email: oliver.levy@zurabio.com

Ladies and Gentlemen:

We have acted as counsel to Zura Bio Limited, a limited company incorporated under the laws of England and Wales (“Zura”), in connection with a proposed business combination (the “Business Combination”) pursuant to the Business Combination Agreement by and among Zura, JATT Acquisition Corp., a Cayman Islands exempted company (“JATT”), JATT Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of JATT (“Merger Sub”), JATT Merger Sub 2, a Cayman Islands exempted company and wholly owned subsidiary of JATT (“Merger Sub 2”), and Zura Bio Holdings Ltd, a Cayman Islands exempted company (“Holdco”), dated as of June 16, 2022 (the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, and as part the Business Combination, (i) Merger Sub will merge with and into Holding, with Holdco surviving as a wholly owned subsidiary of JATT (the “Merger”), and (ii) immediately following the Merger, Holdco will merge with and into Merger Sub 2, with Merger Sub 2 surviving as a wholly owned subsidiary of JATT (the “Subsequent Merger”).

This opinion is being delivered in connection with the Registration Statement of JATT on Form S-4, filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

In rendering this opinion, we have examined and relied upon (i) the Registration Statement; (ii) the Business Combination Agreement; (iii) the respective representation letters of each of JATT and Zura delivered to us for purposes of this opinion (the “Representation Letters”); and (iv) such other documents and corporate records as we have deemed necessary or appropriate. In addition, we have assumed with Zura’s consent that (i) each of the Merger and the Subsequent Merger will be consummated as described in the Registration Statement, the Business Combination Agreement, and the Representation Letters; (ii) the representations and statements set forth in the Registration Statement, the Business Combination Agreement, and the Representation Letters are, and at all relevant times will be, true, correct, and complete in all material respects; (iii) any representation or statement set forth in the Registration Statement, the Business Combination Agreement, or the Representation Letters made “to the knowledge of” or similarly qualified is, and at all relevant times will be, true, correct, and complete without such qualification; (iv) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective time of each relevant transaction) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; and (v) no action has been, or will be, taken that is inconsistent with any representation or statement made in any of the Registration Statement, the Business Combination Agreement, or the Representation Letters. If any of the above-described assumptions are untrue for any reason or if any of the Merger or the Subsequent Merger is consummated in a manner that is different from the manner in which it is described in the Business Combination Agreement or the Registration Statement, our opinion as expressed below might be adversely affected and may not be relied upon.

Other than obtaining the representations and statements set forth in the Representation Letters, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations, or other information on which we have relied in rendering our opinion is incorrect.

Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we confirm that the statements set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences — U.S. Holders — Tax Effects of the Business Combination to U.S. Holders,” constitute the opinion of McDermott Will & Emery LLP insofar as such statements purport to describe matters of United States federal income tax law.

Except as expressly set forth above, we express no other opinion. Our opinion is based on U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change, either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein. By rendering this opinion, we undertake no responsibility to advise Zura of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ McDermott Will & Emery LLP

McDermott Will & Emery LLP